EXHIBIT 99.1

Cleveland BioLabs Secures $10 Million Loan Agreement With Hercules Technology Growth Capital

BUFFALO, N.Y., Oct. 1, 2013 (GLOBE NEWSWIRE) -- Cleveland BioLabs, Inc. (Nasdaq:CBLI) announced today it has closed on a loan and security agreement with Hercules Technology Growth Capital, Inc. (NYSE:HTGC) ("Hercules"), providing for a senior secured term loan of up to $10 million. Hercules is a leader in customized debt financing for venture-backed companies in technology-related markets including life sciences.

Neil Lyons, CPA, Chief Financial Officer, stated "This loan provides financial runway with limited dilution, while we pursue the potential award of a development contract from the Biomedical Advanced Research and Development Authority ("BARDA") regarding our radiation countermeasure indication for Entolimod."

The loan is funded in two tranches with the first $6 million tranche funded at closing, and a second $4 million tranche to be made available upon the award, if any, of a development contract by BARDA or other funding that would fund studies reasonably expected to lead to a BLA filing for Entolimod as a radiation countermeasure. "We anticipate that this first $6 million tranche will provide cash runway into the second quarter of 2014, given current cash resources and spending levels," continued Mr. Lyons.

The loan matures 39 months after closing, and provides for an initial interest-only period of 12 months. As partial compensation, CBLI granted Hercules a warrant to purchase 156,250 shares of common stock at an exercise price of $1.60 per share. Further information regarding this loan and the warrant is contained in a Current Report on Form 8-K to be filed by CBLI with the Securities and Exchange Commission.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE:HTGC) ("Hercules") is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related markets, including technology, biotechnology, life science and energy and renewables technology industries, at all stages of development. Since inception (December 2003), Hercules has committed more than $3.9 billion to over 250 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. For more information please visit www.htgc.com.

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is a clinical-stage biotechnology company leveraging deep mechanistic understanding of the cell death process, apoptosis, to develop a robust pipeline of compounds primarily focused on oncology applications and mitigation of radiation injury. The Company's lead compound is being developed as both a radiation countermeasure and a cancer treatment. The Company has two operating subsidiaries, Incuron, LLC, and Panacela Labs, Inc., and strategic relationships with the Cleveland Clinic, Roswell Park Cancer Institute, the Children's Cancer Institute Australia and the Armed Forces Radiobiology Research Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company's website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as "expect(s)," "feel(s)," "believe(s)," "will," "may," "anticipate(s)" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to successfully develop and commercialize our therapeutic products; the conduct and results of our various clinical trials; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These factors include, among others, the Company's failure to successfully and timely develop new products; the Company's collaborative relationships and the financial risks related thereto; the Company's inability to obtain regulatory approval in a timely manner or at all; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company's ability to comply with its obligations under license agreements; the Company's history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the "Risk Factors" and "Forward-Looking Statements" described in the Company's periodic filings with the Securities and Exchange Commission.

Contact:
Rachel Levine, Vice President, Investor Relations
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com